Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into on March 14, 2022, by and between Michael Bor (“Employee”) and CarLotz Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings set forth in that certain Employment Agreement, entered into as of December 11, 2020, by and between Employee and the Company (the “Employment Agreement”).

1.Separation of Employment. Employee’s last day of employment with the Company shall be March 16, 2022 (the “Separation Date”). Effective as of the Separation Date, (i) Employee’s employment with the Company and all of its affiliates shall terminate and Employee shall cease to be an employee of all of the foregoing, (ii) pursuant to Section 3(d) of the Employment Agreement, Employee shall be deemed to have resigned from all positions as an officer and director of the Company (including his role as Chairman), and all positions as an officer, director or fiduciary of any subsidiary of the Company and (iii) the Employment Agreement shall terminate, and neither the Company nor Employee shall have any further obligations thereunder except as otherwise set forth herein. The Company and Employee further acknowledge and agree that the termination of Employee’s employment hereunder constitutes a “separation from service” within the meaning of Section 409A of the Code (“Section 409A”).
2.Accrued and Unpaid Compensation and Benefits. The Company will pay to Employee accrued and unpaid Annual Base Salary, unpaid Annual Bonus for 2021, expenses owed, accumulated unused vacation days and any other accrued amounts and benefits under the Company Arrangements (collectively, the “Accrued Benefits”), in each case in accordance with the terms of Section 4(a) (Company Obligations Upon Termination) of the Employment Agreement. The amount of the Annual Bonus for 2021 is $0.
3.Separation Benefits. In consideration of, and subject to and conditioned upon (i) Employee’s timely execution of this Agreement, (ii) Employee’s continued employment through the Separation Date, (iii) Employee’s continued compliance with the Loyalty Agreement (as defined below) and (iv) Employee’s timely execution of the general release attached hereto as Exhibit A (the “Additional Release”) on or within seven (7) days following the Separation Date, the Company will provide Employee with the separation benefits set forth in Section 4(c) (Severance Payments Upon a Termination Without Cause or Resignation with Good Reason) of the Employment Agreement subject to the terms, including payment timing, set forth therein, as modified herein, and Sections 9(k) (Withholding) and 9(m) (Section 409A) of the Employment Agreement, as set forth below. The Company and Employee acknowledge the following:
(a)The aggregate amount of Annual Base Salary to be paid in accordance with the Company’s payroll practices during the period commencing on the Separation Date and ending on the twelve (12)-month anniversary thereof in accordance with Section 4(c)(i)(A) of the Employment Agreement is $600,000. No prorated Annual Bonus shall be payable to Employee for 2022 pursuant to Section 4(c)(i)(B) of the Employment Agreement.
(b)With respect to Employee’s outstanding equity awards and earnout rights:
(i)Notwithstanding anything to the contrary in Employee’s applicable equity award agreements, the termination of Employee’s employment hereunder shall constitute a termination of service as of the Separation Date for purposes of all such outstanding equity awards.

(ii)Of Employee’s 128,218 stock options that were granted on January 21, 2021, with an exercise price of $11.35, (A) 32,054 stock options are fully vested and shall remain exercisable for three (3) months following the Separation Date, (B) 32,054 stock options shall vest as of the Separation Date pursuant to Section 4(c)(i)(C) of the Employment Agreement and remain exercisable for three (3) months following the Separation Date; and (C) the remaining 64,110 stock options shall be automatically cancelled and forfeited as of the Separation Date.
(iii)Employee’s 254,818 fully-vested stock options that were converted on January 21, 2021 from stock options granted on November 1, 2015, with a current exercise price of $0.64, shall remain exercisable for three (3) months from the Separation Date.
(iv)Employee’s 613,480 fully-vested stock options that were converted on January 21, 2021 from stock options originally granted on April 23, 2018, with a current exercise price of $0.92, shall remain exercisable until April 23, 2028.
(v)Employee’s 509,637 fully-vested stock options that were converted on January 21, 2021 from stock options originally granted on February 4, 2020, with a current exercise price of $0.92, shall remain exercisable until February 4, 2030.
(vi)Of Employee’s 66,079 outstanding unvested time-vesting restricted stock units granted on January 21, 2021, (A) 22,026 restricted stock units shall vest on the Separation Date pursuant to Section 4(c)(i)(C) of the Employment Agreement and be settled in accordance with their terms, and (B) the remaining 44,053 restricted stock units shall be automatically cancelled and forfeited as of the Separation Date.
(vii)Employee’s outstanding 138,800 earnout-vesting restricted stock units that were granted on January 21, 2021 shall be automatically cancelled and forfeited as of the Separation Date.
(viii)Employee’s outstanding 897,341 earnout rights that were granted pursuant to the Merger Agreement (as defined in the Employment Agreement) shall remain outstanding following the Separation Date in accordance with their terms.
(c)In accordance with Section 4(c)(i)(D) of the Employment Agreement, during the period beginning on the Separation Date ending on the twelve (12) month anniversary thereof or, if earlier, the date on which Employee becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to Employee’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Employee and Employee’s dependents, at the Company’s sole expense, or (B) reimburse Employee and Employee’s dependents for coverage under its group health plan (if any), at the same levels and costs in effect on the Separation Date (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section

409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Employee or Employee’s dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Employee in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).
(d)In consideration for the covenants in this Agreement, Employee shall be entitled to retain the home computer, laptop and automobile used in connection with his employment as of the day prior to the Separation Date (the “Retained Property”), provided that on the Separation Date, Employee will permit the Company to make copies of any proprietary information relating to the business of the Company or its subsidiaries or affiliates on the computer or laptop. Employee shall be responsible for any costs and expenses related to the Retained Property on and after the Separation Date. The Company shall, on the Separation Date, transfer title to such automobile to Employee.
(e)The payments and benefits described in this Section 3 shall be in lieu of any termination or severance payments or benefits for which Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
(f)No payment that is otherwise required to be paid to Employee pursuant to this Section 3 before the Additional Release becomes final and binding shall be paid to Employee until the first normal payroll payment date following the date the Additional Release becomes final and binding and any payment delayed as a result of this Section 3(f) shall be in a lump sum paid on such first payroll date; provided that if Employee materially breaches this Agreement or the Loyalty Agreement, then the Company’s continuing obligations under this Section 3 shall cease as of the date of the breach and Employee shall be entitled to no further payments hereunder.
4.Transition Consulting Services.
(a)Consulting Period. During the period commencing on the Separation Date and ending on the first (1st) anniversary thereof , unless earlier terminated as provided below (the “Consulting Period” and the last day of the Consulting Period, the “Consulting Period End Date”), Employee shall be available to provide services to the Company as a consultant for transition purposes (the “Transition Services”) on an as-needed, as-requested basis; provided that the Consulting Period shall be extended on a month-to-month basis if the Company provides written notice, at least 30 days prior to the first (1st) anniversary of the Separation Date, to Employee that it desires to so extend the Consulting Period. Such Transition Services may include (i) providing transition and other related services to the Company to provide an effective transition of Employee’s existing executive responsibilities to the Company’s Chief Executive Officer, (ii) providing the new Chief Executive Officer contextual and historical insights on sourcing partners, employees, culture and other Company matters as requested, and (iii) providing advice relating to the Company as to matters of which Employee has knowledge from Employee’s role as former Chief Executive Officer. Such Transition Services shall be provided by telephone or in person or, at the Company’s request, at the Company’s business premises in Richmond, Virginia or such other location as the Company may reasonably designate. Notwithstanding any other provision of this Agreement, the Company agrees that in the event that it requests Employee to perform any Transition Services that may require him to obtain material non-public information, or the Chief Executive Officer or any other member of the Company’s senior management team or board of directors (the “Board”) intend to disclose to Employee material non-public information, they will not do so without Employee’s advance, express, written permission. The Company hereby agrees to instruct such management team(s) and directors of the foregoing. In the event that Employee declines to receive any such information and such information is required to perform the Transition Services enumerated in items (i), (ii) and (iii) above, as determined by the Company in good faith, the Company may immediately end the Consulting Period with ten (10) days’ written notice and such termination shall result in no further payment obligations other than any accrued Retainer, monthly retainer, or expense reimbursement for the full or partial monthly period prior to such termination that has not yet been paid.
(b)Consulting Fees. In exchange for making himself available to provide the Transition Services during the first twelve months of the Consulting Period, Employee shall be entitled to a retainer fee of $300,000 (the “Retainer”). One-twelfth of the Retainer will be paid each month during the first twelve months of the Consulting Period. If the Consulting Period remains in effect following the first (1st) anniversary of the Separation Date, a monthly retainer in the amount of $25,000 will be paid no later than the last business day of each month or partial month until the Consulting Period End Date.
(c)Expense. The Company will also reimburse Employee up to $1000 per month for expenses actually incurred by Employee in performing the Transition Services. Expenses in excess of this amount may be reimbursed, if approved by the Company in writing.
(d)Books and Records. Employee shall maintain adequate books and records relating to the Retainer or monthly retainer, owing hereunder and any expenses to be reimbursed and shall submit fee invoices and requests for reimbursement in a timely manner and form acceptable to the Company.
(e)Benefits. As an independent contractor, Employee understands and agrees that, while performing any services for the Company after the Separation Date, Employee shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual. To the extent that Employee was deemed eligible to participate, as an employee, in any Company benefit plan, Employee hereby waives Employee’s participation (except as provided for Section 1).
(f)Independent Contractor Status. Employee and the Company acknowledge and agree that, during the Consulting Period, Employee shall be an independent contractor. During the Consulting Period and thereafter, Employee shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company or obligate the Company by contract or otherwise. Employee agrees to furnish all materials necessary to accomplish the Transition Services and assumes all of the risk for Employee’s own profit or loss with respect to the Transition Services provided hereunder. Employee acknowledges and agrees that the Company shall not direct or control Employee with respect to the manner in which the

Transition Services are provided. Personal income and self-employment taxes for any fees or other compensation to which Employee is entitled during the Consulting Period shall be the sole responsibility of Employee. Employee agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Employee to make required personal income and self-employment tax payments with respect to such compensation.
(g)Level of Services. Employee and the Company intend that the level of Transition Services will not exceed twenty percent of the average level of bona fide services performed for the Company (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or for such other period or predecessor entity as applicable under Treasury Regulations section 1.409A-1(h)) consistent with the Separation Date constituting a “separation from service” for purposes of Section 409A.
(h)Termination. The Company or Employee may terminate the Consulting Period at any time and for any reason by giving no less than one (1) month’s prior written notice to the other party; provided that if the Company terminates the Consulting Period, the Company shall continue to pay the Retainer for the remainder of the twelve (12)-month period following the Separation Date or, if the Consulting Period End Date is after such twelve (12)-month period ends, for the remainder of the month in which the termination occurs.. Notwithstanding the foregoing, the Company may terminate the Consulting Period without notice for Cause (as defined in the Employment Agreement) without any payment obligations other than any accrued Retainer, monthly retainer, or expense reimbursement for the full or partial monthly period prior to such termination that has not yet been paid.
5.Warranty. Employee acknowledges that all payments and benefits under Section 3 and Section 4 constitute additional compensation to which Employee would not be entitled except for Employee’s decision to sign this Agreement and to abide by the terms of this Agreement. Employee acknowledges that, upon receipt of the Accrued Benefits, Employee has received all monies and other benefits due to Employee as a result of Employee’s employment with and separation from the Company. Employee further represents that, to the best of Employee’s knowledge, Employee has not sustained a work-related injury or illness that Employee has not previously reported to the Company.
6.Release of Claims.
(a)Release by Employee. In exchange for the consideration set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; § 2.2-3900, et seq. of the Code of Virginia; the Virginia Payment of Wage Law, § 40.1-29, et seq. of the Code of Virginia; the Virginia Minimum Wage Act § 40.1-28.8, et seq. of the Code of Virginia, other Virginia statutes and regulations and any federal, state or local laws of similar effect.
(b)Claims Not Released. This release shall not apply to: the Company’s obligations to provide the separation benefits under Section 3 of the Agreement; the Company’s obligation to pay the Consulting Fee under Section 4 of the Agreement; Employee’s right to indemnification under any applicable indemnification agreement with the Company; the Company’s governing documents or applicable law; the right to continued coverage under D&O insurance on the same terms as for other active executives; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases Employee’s right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act; Employee’s rights in Employee’s capacity as an equity holder of the Company (as modified by this Agreement); any other rights that may not be waived by an employee under applicable law; or rights to enforce and claims to interpret the Agreement.
(c)Unknown Claims. Employee acknowledges that Employee has been advised of and is aware that in certain jurisdictions, there are certain laws that provide that this release would not, if not for this Section 6(c), extend to claims that are unknown, or not suspected, by Employee at the time this release is executed. Employee, being aware of such laws, hereby expressly waives any rights Employee may have thereunder.
(d)Acknowledgements. Employee is hereby advised as follows: (i) Employee has read this release and understands its terms and effect, including the fact that

Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this release; (ii) Employee understands that, by entering into this release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this release; (iii) Employee has signed this release voluntarily and knowingly in exchange for the consideration described in this release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled; (iv) The Company advises Employee to consult with an attorney prior to executing this release; and (v) Employee has twenty-one (21) days to review and decide whether or not to sign this release. If Employee signs this release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this release, whether or not material, Employee waives the restarting of the twenty-one (21) day period. Employee has seven (7) days after signing this Agreement to revoke this Agreement and this Agreement will become effective upon the expiration of that revocation period. If Employee revokes this Agreement during such seven (7)-day period, this Agreement will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Agreement.
(e)Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Employee may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if Employee hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
(f)No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (1) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (2) Employee’s right to file a charge with the EEOC or any other government agency; however, to the extent permitted by law, Employee hereby waives any right to any damages or individual relief resulting from any such charge.
7.Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Employee (or Employee’s attorney) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Commodity Futures Trading Commission, the Department of Justice or any other securities regulatory agency, self-regulatory authority or non-U.S., federal, state or local regulatory authority (collectively, "Government Agencies"), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
8.Mutual Non-Disparagement. Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, false or disparaging remarks, comments, or statements oral or written, including on social media, concerning any of the Releasees. The Board shall instruct its directors and executive officers not to, at any time, make, publish or communicate to any person or entity or in any public forum any defamatory, false or disparaging remarks, comments or statements oral or written, including on social media, that refer to Employee by name or by his former title as Chief Executive Officer. In the event that the Board discovers that any directors or executive officers have posted any such remarks, comments or statements on the Internet, the Board shall take commercially reasonable steps to ensure that such remarks, comments or statements are promptly removed. Notwithstanding the foregoing, Employee, on the one hand, and the directors and the executive officers on the other hand, may (a) provide truthful testimony in response to a valid subpoena, court order, regulatory, request or other judicial, administrative or legal process or otherwise as required by law, (b) rebut factually inaccurate statements made about the other party by making a truthful statement, but only to the extent reasonably necessary to correct or refute such inaccurate statements, (c) confer in confidence with their respective counsel, accountants or other professional advisors.
9.Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the Commonwealth of Virginia without regard to the application of choice of law rules.
10.Survival of Employment Agreement and Loyalty Agreement Provisions. All provisions of the Employment Agreement that survive a termination of employment (as modified herein) and the Loyalty Agreement dated as of December 11, 2020 between the Company and Employee (the “Loyalty Agreement”) (including Employee’s right to indemnification under Section 2(h) and 5(b) of the Employment Agreement, which the Company hereby affirms survive and remain in full force and effect notwithstanding the expiration of Employee’s employment with the Company or termination of any other provision of the Employment Agreement) shall continue to apply pursuant to their terms; provided that (i) the Non-Compete Period (as defined in the Loyalty Agreement) and the time period during which the non-solicitation covenant in Section 6 of the Loyalty Agreement applies shall be extended to the first (1st) anniversary of the Consulting Period End Date (subject in each case to Section 9 of the Loyalty Agreement), provided that, if the Company terminates the Consulting Period for Cause prior to the first (1st) anniversary of the Separation Date, such periods shall be extended to the second (2nd) anniversary of the Separation Date, (ii) the time period during which the cooperation covenant in section 4(b)(i) of the Employment Agreement apply shall be extended until the fifth (5th) anniversary of the Consulting Period End Date, (iii) the confidentiality covenant in Section 2(a) of the Loyalty Agreement shall apply perpetually, and (iv) notwithstanding Section 4(b)(ii) of the Employment Agreement or Section 4 of the Loyalty Agreement, (A) Employee may retain books and records of the Company until the Consulting Period End Date (subject to Section 2(a) of the Loyalty Agreement) and (B) Employee may retain after the Consulting Period End Date copies of those documents, books and records of the Company created by Employee (subject to Section 2(a) of the Loyalty Agreement).
11.Section 409A.
(a)General. The intent of the Company and Employee is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. All amounts payable to Employee under this Agreement shall, to the maximum extent permitted by Section 409A, be made in reliance on Section 1.409A-1(b)(9) (Separation Pay Plans) or Section 1.409A-1(b)(4) (Short-Term Deferrals) of the Department of Treasury regulations.
(b)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Employee’s Separation from Service with the Company or (B) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.
(c)Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Employee shall be paid to Employee no later than December 31st of the year following the year in which the expense was incurred; provided that Employee submits Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(d)Installments. Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, or monthly, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.
12.Entire Agreement/Integration. This Agreement, together with the surviving provisions of the Employment Agreement, the Loyalty Agreement (as modified in Section 10), the Additional Release, the Stockholders Agreement, dated January 21, 2021 and entered into by and among TRP Capital Partners, LP, Acamar Partners Sponsor I LLC, Employee, and Acamar Partners Acquisition Corp, Employee’s right to indemnification under any indemnification agreement with the Company or D&O policy covering Employee, and the equity award agreements granting the equity awards that remain outstanding following the Separation Date pursuant to Section 3(d), constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. No amendments to this Agreement will be valid unless written and signed by Employee and an authorized representative of the Company.
13.Consultation with Counsel. Employee acknowledges (a) that Employee has thoroughly read and considered all aspects of this Agreement, that Employee understands all its provisions and that Employee is voluntarily entering into this Agreement, and (b) that Employee has been represented by, or had the opportunity to be represented by independent counsel of Employee’s own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (c) that Employee has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Employee’s own judgment. Without limiting the generality of the foregoing, Employee acknowledges that Employee has had the opportunity to consult with Employee’s own independent tax advisors with respect to the tax consequences to Employee of this Agreement and the payments hereunder, and that Employee is relying solely on the advice of Employee’s independent advisors for such purposes. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.
CARLOTZ INC.
By: /s/ Luis Solorzano
Name: Luis Solorzano
Title: Director
EMPLOYEE
By: /s/ Michael Bor
Name: Michael Bor

[Signature page to Separation Agreement]

Exhibit A

GENERAL RELEASE AGREEMENT
This General Release of Claims (this “Release”) is made by Michael Bor (“Employee”) in favor of CarLotz Inc., a Delaware Corporation (the “Company”), and the “Releasees” (as defined below), as of the date of Employee’s execution of this Release.
1.Release by Employee. In exchange for the benefits set forth in the Separation and Release Agreement entered into by and between the Company and Employee, dated as of March 14, 2022, (the “Agreement”) to which this Release is an exhibit, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq; the Virginia Human Rights Act, § 2.2-3900, et seq. of the Code of Virginia; the Virginia Payment of Wage Law, § 40.1-29, et seq. of the Code of Virginia; the Virginia Minimum Wage Act § 40.1-28.8, et seq. of the Code of Virginia, other Virginia statutes and regulations); and any federal, state or local laws of similar effect.
2.Claims Not Released. This Release shall not apply to: the Company’s obligations to provide the separation benefits under Section 4 of the Agreement; Employee’s right to indemnification under any applicable indemnification agreement with the Company, the Company’s governing documents or applicable law; the right to continued coverage under D&O insurance on the same terms as for other active executives of the Company or any subsidiary or affiliate of the Company; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases Employee’s right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act; Employee’s rights in Employee’s capacity as an equity holder of the Company (as modified by the Agreement); any right to vested retirement plan benefits; any other rights that may not be waived by an employee under applicable law; or rights to enforce and claims to interpret the Agreement.

3.Unknown Claims. Employee acknowledges that Employee has been advised of and is aware that in certain jurisdictions, there are certain laws that provide that this Release would not, if not for this Section 3, extend to claims that are unknown, or not suspected, by Employee at the time this Release is executed. Employee, being aware of such laws, hereby expressly waives any rights Employee may have thereunder.
4.Acknowledgements. Employee is hereby advised as follows:
(a)Employee has read this Release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.
(b)Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release.
(c)Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.
(d)The Company advises Employee to consult with an attorney prior to executing this Release.
(e)Employee has twenty-one (21) days to review and decide whether or not to sign this Release. If Employee signs this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Employee waives the restarting of the twenty-one (21) day period.
(f)Employee has seven (7) days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period. If Employee revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. This Release is effective as of the 8th day following Employee’s execution of this Release.

5.Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Employee may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if Employee hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
6.No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind against Releasees. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (1) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (2) Employee’s right to file a charge with the EEOC or any other government agency; however, to the extent permitted by law, Employee hereby waives any right to any damages or individual relief resulting from any such charge.
7.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Commodity Futures Trading Commission, the Department of Justice or any other securities regulatory agency, self-regulatory authority or non-U.S., federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
8.Miscellaneous.
(a)No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.
(b)Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.
(c)Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.
(d)Construction of Agreement. Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.
(e)Entire Agreement/Integration. This Release, together with the Agreement, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Employee and an authorized representative of the Company.
Sign only on or within twenty-one (21) days after March 16, 2022 (but in no event prior to March 16, 2022).

                    MICHAEL BOR

Date:____________________
                    Michael Bor